FIRST AMENDMENT TO THE

MATRIX ADVISORS FUNDS TRUST

INVESTMENT ADVISORY AGREEMENT

with

MATRIX ASSET ADVISORS, INC.

This FIRST AMENDMENT dated as of September 1, 2020, to the Investment Advisory Agreement, dated as of August 24, 2016 (the “Agreement”), entered into by and between MATRIX ADVISORS FUNDS TRUST (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and MATRIX ASSET ADVISORS, INC. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to revise and replace Section 9(f) of the Agreement to clarify that any reimbursements requested by the Adviser of a reduction made by the Adviser in its management fees or payment of expenses may only be made during the three-year period from the time of the waiver and/or expense payment.

NOW, THEREFORE, the parties agree as follows:

Section 9(f) of the Agreement is hereby replaced and superseded by the following:

“(f) Any such reductions made by the Adviser in its fees or payment of expenses which are a Fund’s obligation are subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, within a three-year period from the date of the waiver or expense payment if such reimbursement will not cause the Fund to exceed the lesser of: (a) the expense limitation in place at the time of the waiver and/or expense payment; or (b) the expense limitation in place at the time of the recoupment. Any such reimbursement will also be reviewed by the Board of Trustees. Such reimbursement may not be paid prior to a Fund’s payment of current ordinary operating expenses.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MATRIX ADVISORS FUNDS TRUST, on behalf its series listed on Schedule A to the Agreement By: /s/ Lon F. Birnholz Name: Lon F. Birnholz Title: Executive Vice President and Secretary	MATRIX ASSET ADVISORS, INC. By: /s/ David A. Katz Name: David A. Katz Title: President